                                                                      Exhibit 99

[KOGER LOGO]

                                                              KOGER EQUITY, INC.

                                                                         N E W S

                             KOGER EQUITY ANNOUNCES
                         TAX TREATMENT OF 2001 DIVIDENDS

BOCA RATON, FLORIDA--February 8, 2002--FOR IMMEDIATE RELEASE- Koger Equity, Inc. (NYSE: KE) today announced the proper tax treatment of its 2001 dividends paid to shareholders.

For 2001, Koger paid total dividends of $3.14 per share. Of Koger's total dividends, $1.401715 per share is ordinary income and $1.738285 per share qualifies as a distribution of capital gains. Of Koger's capital gain distributions, $1.603554 per share is 25 percent Section 1250 capital gain and $0.134731 per share is 20 percent long-term capital gain.

See the table below for more details regarding Koger's 2001 dividends:

                            TOTAL                                                        20 PERCENT
                          DIVIDEND              TAXABLE         25 PERCENT SECTION    LONG-TERM CAPITAL
PAYMENT DATE             PER SHARE         ORDINARY DIVIDEND     1250 CAPITAL GAIN          GAIN
------------             ---------         -----------------    ------------------    -----------------
 02/01/2001             $  0.350000           $ 0.350000
 05/03/2001                0.350000             0.350000
 08/02/2001                0.350000             0.350000
 11/01/2001                0.350000             0.350000
 01/15/2002                1.740000             0.001715            $ 1.603554           $ 0.134731

   Totals               $  3.140000           $ 1.401715            $ 1.603554           $ 0.134731

Although the special capital distribution of $1.74 per share, declared on December 17, 2001, payable to shareholders of record on December 28, 2001, was paid on January 15, 2002, it is includable in a shareholder's taxable income for the 2001 tax year. Shareholders are advised to consult with a tax advisor about their specific tax treatment of Koger's 2001 dividends.

ABOUT KOGER EQUITY

Koger Equity, Inc. owns and operates 12 suburban office parks and two freestanding buildings, containing 6.9 million rentable square feet, located in eight cities in the Southeast and manages for others eight suburban office parks and two freestanding buildings, containing 3.96 million rentable square feet, located in six cities in the Southeast and Southwest.

For more information about Koger, contact its website at www.koger.com or Investor Relations, 8880 Freedom Crossing Trail, Suite 101, Jacksonville, Florida 32256-8280, 904-538-8871.

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